EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S CONSENT

The Board of Directors

Fresh Start Private Holdings, Inc.

(an exploration stage company)

We consent to the use in the 10K of Fresh Start Private Holdings, Inc. (an exploration stage company) of our Auditors' Report dated February 25, 2010 on the balance sheet of River Exploration, Inc. (an exploration stage company) as at November 30, 2009 and 2008, and the related statements of operations, stockholders' equity (deficit) and cash flows for the years ended November 30, 2009 and 2008 and the period from incorporation November 1, 2006 to November 30, 2009.

MACKAY LLP

CHARTERED ACCOUNTANTS

\s\ MacKay LLP

Vancouver, British Columbia
Canada

March 15, 2010